EXHIBIT 99.2

On July 23, 2003, inTEST Corporation held a webcast conference call to review its second quarter 2003 results and discuss management's expectations for the third quarter of 2003 and current views of the industry. The following represents a textual representation of the content of the conference call.

Conference Coordinator:

Ladies and gentlemen, thank you for standing by. Welcome to inTEST's second quarter results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press the one followed by the four on your push button phone. As a reminder this conference is being recorded today. A replay will also be accessible at www.intest.com. I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you. Good afternoon and welcome to today's call. Joining us from the inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Jr., Treasurer and Chief Financial Officer. Bob will briefly review highlights from the second quarter. Hugh will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Jim Olecki of The Ruth Group at 646-536-7021 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; the uncertainty and potential adverse impact that Severe Acute Respiratory Syndrome (SARS) may have on demand for and production of semiconductors; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Bob Matthiessen. Please go ahead, sir.

Robert Matthiessen

Thank you, David and welcome everyone to today's call. This was another encouraging quarter for us and we feel good about where we are at with our business.

For the second quarter, our results came in as expected. Revenues were up 23% to $11.3 million from $9.2 million in the prior quarter. Our net loss for the second quarter was $643 thousand or 8 cents per share compared to a net loss of $1.1 million or 14 cents per share in the first quarter.

We benefited from an across the board pick-up in demand and orders that were pushed out of the first quarter into the second. Some of this was pent up demand working its way through the supply chain, as well as ongoing technology buys at certain customers as they are seeing increased demand at their own factories.

The big question on everyone's mind is do we see this growth continuing or was the uptick just inventory restocking? Overall, the data points we are seeing indicate a bottom has been reached and that order flow will continue to increase at a modest rate going forward. One important data point for us is that utilization rates have been reported above the 80% level. As noted in our release, historically, when the industry reaches these higher utilization rates, customers become more likely to make purchase decisions as they plan for their shorter-term capacity needs.

And while we expect to see modest growth over the near term, the difficult part, at this juncture, is to provide a narrow outlook range or to call this a sustained upturn. This is because even with a quarter or two of growth, the present downturn has and remains unpredictable. As a management team, we are remaining cautious in our outlook until we have reason to change.

So, while the second quarter was a solid one and we are encouraged going forward, there have been too many false starts in this cycle for us to now go out and aggressively call the turn. This cautiousness is reflected in the guidance we issued in today's release, which Hugh will go through in a minute.

From a geographic standpoint, our bookings have been primarily from the US and Europe. However, a substantial portion of our US sales end up in Southeast Asia. We have not seen any improvement in our Japanese business to date. I would also note that our bookings have been a mix of end users and OEM's.

Finally I would like to mention the Semicon West trade show last week. As you may know, we exhibit at the "back-end" portion of the show in San Jose. There was a genuine up-beat feel at the show this year as opposed to the last few years. inTEST took the opportunity to introduce our new Centaur Modular Interface system used for interfacing testers to wafer probers. We also formally introduced several of the manipulator and docking products from our INTELOGIC group in Germany. All-in-all, we considered the show a success.

Let me now turn the call over to Hugh to go through the detailed financials and guidance. Hugh, please go ahead.

Hugh Regan, Jr.:

Thanks, Bob.

First, I will review the income statement. Net revenues for the second quarter were $11.3 million, up $2.1million or 23% from the $9.2 million we reported in the first quarter. In the second quarter, end-user net revenue was $7.2 million or 64% of net revenues compared with $5.8 million or 63% of net revenues in the first quarter. OEM revenue was $4.1 million or 36% of net revenues in the second quarter compared with $3.4 million or 37% of net revenues in the first quarter.

I will now provide a breakdown of net revenues by product segment. Net revenues for the manipulator and docking hardware segment were $5.6 million or 50% of net revenues in the second quarter compared with $4.6 million or 50% of net revenues in the first quarter.

Our temperature management segment had net revenues of $4.2 million or 37 % of net revenues in the second quarter compared with $3.1 million or 34% of net revenues in the first quarter.

Finally, our tester interface segment reported net revenues of $1.5 million or 13% of net revenues in the second quarter compared with $1.5 million or 16% of net revenues in the first quarter.

I will now discuss the company's gross margins for the quarter. The company's overall gross margin for the quarter ended June 30, 2003 was $4.5 million or 39.7% compared to $3.0 million or 32.5% in the fourth quarter. The improvement in the company's gross margin was primarily a result of the increase in revenues and better absorption of fixed manufacturing costs as well as a more favorable product mix.

The components of gross margin for the second quarter: material cost represented $4.0 million or 35.4% of net revenues compared with $3.3 million or 36.2% in the first quarter. Inventory obsolescence expense was $104,000 or .9% of net revenues in the second quarter compared to $80,000 or 0.9% in the first quarter.

The company's direct labor costs were approximately $390,000 or 3.5% of net revenues in the second quarter compared to approximately $309,000 or 3.4% in the first quarter. Operations expense was $2.3 million or 20.5% of net revenues in the second quarter compared to $2.5 million or 27.0% of revenues in the first quarter.

I will now review gross margin by product segment. The position of docking hardware products segment had a gross margin of $2.0 million or 38.3% of net revenues in the second quarter compared to a gross margin of $1.1 million or 27.5% in the first quarter. The temperature management segment had a gross margin of $1.9 million or 54.6% of net revenues in the second quarter compared to a gross margin of $1.3 million or 50.3% in the first quarter. And finally, our tester interface segment had a gross margin of $588,000 or 53.4% of net revenues in the second quarter compared with $672,000 or 62.4% in the first quarter.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense for second quarter was $2.3 million or 20% of net revenues compared with $2.0 million or 22% of net revenues in the first quarter, an increase of $302,000 or 15%. The increase is primarily attributable to increased sales commissions due to the higher levels of commissionable end user sales in Q2 compared to Q1. In addition, there were increases in salaries and benefit expenses due to new sales staff hired during the quarter as well as increased spending on advertising and sales demonstration equipment.

Engineering and product development expense for the quarter was $1.5 million or 13% of net revenues for the second quarter compared to $1.5 million or 16% of net revenues in the first quarter - basically no change.

General and administrative expenses were $1.5 million or 14% of net revenues compared to $1.3 million or 14% of net revenues in the first quarter, an increase of $208,000 or 16%. The increase is due primarily to higher levels of legal expense in the second quarter resulting from a $400,000 patent settlement received in the first quarter that was offset against first quarter legal expenses. In addition, there was increased spending on audit fees and administrative travel.

Other income was $62,000 for the second quarter compared to $35,000 in the first quarter, a increase of $27,000 or 77%. The increase is primarily the result of foreign exchange transaction gains recorded in the second quarter compared to foreign currency transaction losses in the first quarter.

Our pre-tax loss was $745,000 or ($.09) per diluted share for the second quarter compared to a pre-tax loss of $1.7 million or ($.21) per diluted share in the first quarter.

The income tax benefit for the second quarter was $102,000 compared to $611,000 in the first quarter. Our effective tax rate for the second quarter was 14% compared to 35% in the first quarter. The reduction in the effective tax rate is due to the recording of 100% valuation allowances against the operating losses of our German and Japanese operations and changes in the corresponding weighting of those operation's losses relative to our other operations on which either an income tax benefit or income tax expense was accrued.

The net loss for the second quarter was $643,000 or ($.08) cents per diluted share compared to a net loss of $1.1 million or ($.14) cents per diluted share in the first quarter. Average shares outstanding in both the second and first quarters were 8.3 million.

I will now review the balance sheet. Cash and cash equivalents at the end of June were $7.6 million, up $428,000 from the $7.1 million at the end of March. As noted on our last call, we anticipated receiving approximately $2.2 million in refunds from the IRS during the second half of 2003, although this may stretch into 2004 due to delays the IRS is experiencing. Accounts receivable was $6.3 million at the end of June, down $102,000 from the end of March, due to strong collections.

Inventories declined to $6.2 million at June 30, down $517,000 from $6.7 million at the end of March. Current deferred tax assets and refundable domestic income taxes were $2.8 million at June 30, unchanged from March 31.

Total current assets stood at $23.2 million at June 30 compared to $24.2 million at the end of March.

Net property plant and equipment $4.6 million at the end of the second quarter compared to $4.9 at the end of March. Capital expenditures were $271,000 in the second quarter compared to $452,000 in the first quarter. For the six months, capital expenditures have been primarily for new demonstration equipment and software and hardware related to the Company's new ERP system which is being implemented during the 4th quarter of 2003.

Goodwill and other intangible assets were unchanged at $1.6 million. Total assets were $31.3 million at June 30 compared with $31.5 million at March 31.

Accounts payable was $2.7 million at June 30 compared to $2.6 million at March 31, and accrued expense was $2.5 million at the end of the second quarter compared to $2.4 million at the end of March. Current liabilities totaled $5.4 million at June 30 compared to $5.2 million at March 31. Finally, stockholder's equity stood at $25.7 million at the end of June compared to $26.2 million at the end of March.

I will now discuss our bookings and backlog. The Company's bookings during the quarter as Bob mentioned, were $12.6 million compared to $7.7 million in the first quarter, an increase of $4.9 million or 63%.

A breakdown of bookings by product segment: positioner and docking hardware segment was $6.4 million or 51% of bookings in the second quarter compared with $ 3.7 million or 48% in the first quarter. Temperature management segment was $3.6 million or 29% in the second quarter compared to $3.5 million or 45% of bookings in the first quarter. And finally, the tester interface segment was $2.6 million or 20% of bookings in the second quarter compared with $500,000 or 7% of bookings in the first quarter. At June 30 the Company's backlog was approximately $9.9 million - up from $8.7 million at the end of March.

A breakdown of backlog by product segment: manipulators and docking hardware $5.6 million, temperature management segment $2.1 million and tester interface segment $2.2 million.

I will now provide our guidance for the quarter ended September 30th. While we exited the quarter with a $9.9 million backlog, which gives us confidence in our outlook for the third quarter, we remain cautious given the still uncertain economic environment. Based on current customer forecasts and business conditions, we expect revenues for the quarter ending September 30, 2003 will be in the range of $11.5 million to $12.5 million, with a net loss, prior to recording any related tax benefit, in the range of ($0.09) to $0.00 per diluted share. Finally, we remain on track to achieve revenue growth for the full year 2003 over 2002.

I will emphasize again that this is before recording any tax benefits. We are changing our guidance from historical, after-tax guidance to pre-tax guidance as a result of variability in the company's effective tax rates potentially over the next several quarters. We will continue to expect that revenues for full year 2003 will increase over 2002.

That's it for my financial results at this time. We'll now open up for Q&A.

Conference Coordinator:

Thank you sir. At this time, if you would like to ask a questions, please press star and 1 on the touchtone telephone. You can retract that questions by pressing the pound key.

Once again, if you would like to register to ask a questions, please press star and 1 on the touchtone phone.

It appears we have no questions. I would like to turn the call back over to Mr. Matthiessen. Please go ahead sir.

Robert Matthiessen:

I'd like to thank everyone for joining us on today's call. Please feel free to contact either Hugh or me directly should you have any questions. Thank you again for joining us and for your continued support. Have a great evening.